3 March 2025
INDIVIOR PLC
and
OAKTREE
________________________________________
AMENDED AND RESTATED
RELATIONSHIP AGREEMENT
________________________________________

THIS AGREEMENT is made on 3 March 2025
BETWEEN:
(A)Indivior PLC a company incorporated and registered in the United Kingdom (with company number 09237894) and whose registered office is at 234 Bath Road, Slough, Berkshire, United Kingdom, SL1 4EE (the “Company”); and
(B)Oaktree Value Opportunities Fund, L.P., Oaktree London Liquid Value Opportunities Fund (VOF), L.P., Oaktree Phoenix Investment Fund, L.P. and Boston Patriot Arlington ST LLC (together, “Oaktree” and together with the Company the “Parties” and each a “Party” to this Agreement).
RECITALS:
(A)Oaktree manages Shares comprising approximately 8.6 per cent. of the issued share capital of the Company.
(B)The Company has announced the appointment of Joe Ciaffoni, currently an Independent Non-Executive Director of the Company, as Chief Executive Officer, with the terms of his appointment subject to, and effective upon, the approval by shareholders of a new remuneration policy at the 2025 AGM in May 2025.
(C)The Parties have agreed to enter into this Agreement (which restates and amends the prior Agreement entered into on 15 December 2024) in order to govern certain matters related to the Shares managed by Oaktree and the ongoing relationship between the Parties.
IT IS AGREED AS FOLLOWS:
1.INTERPRETATION
The definitions and other interpretative provisions set out in Schedule 3 shall apply throughout this Agreement, unless the contrary intention appears.
2.ANNOUNCEMENT
2.1Not later than 10am UK time on 4 March 2025, the Company shall release the agreed form announcement in the form set out in Schedule 1 (the “Announcement”). The Company shall also file (but not before the release of the Announcement) this Agreement with the SEC by way of an 8K.
2.2Oaktree shall promptly file (but not before the release of the Announcement, unless the Company has failed to release the Announcement within the time period specified in Clause 2.1) with the SEC an amendment to its Schedule 13D reporting the entry into this Agreement, which Item 4 and Item 6 disclosure regarding this Agreement
2#NUM_PAGES#

and Oaktree’s plans with respect to the Company (the “Schedule 13D/A”).
2.3Neither the Company nor Oaktree nor any of its Affiliates will make any public statements with respect to the matters covered by this Agreement, including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange or in any materials that would reasonably be expected to be filed with the SEC, prior to the Company’s issuance of the Announcement (except for Oaktree’s filing of the Schedule 13D/A in accordance with Clause 2.2).
3.APPOINTMENT OF NEW NON-EXECUTIVE DIRECTORS
3.1The Company hereby agrees:
3.1.1to propose a maximum of seven directors for re-election by Shareholders at the 2025 AGM, including Joe Ciaffoni and Daniel Ninivaggi (together the Continuing Nominees), as well as David Wheadon, Juliet Thompson, Barbara Ryan, Keith Humphreys and Mark Stejbach;
3.1.2to abolish the Company’s Operational Committee, with immediate effect;
3.1.3to conduct a search, overseen by the Nomination Committee with the support of a new external executive search agency consistent with the Company’s prior discussions with Oaktree, to identify and appoint one additional external candidate to become a new Non-Executive Director, the identity of whom shall be subject to Oaktree’s approval (such approval not to be unreasonably withheld or delayed), which director appointment shall be made as soon as reasonably possible following the 2025 AGM, and no later than 1 July 2025; provided that if such new Non-Executive Director is not appointed to the Board on such timeframe, the Company shall appoint to the Board as the new Non-Executive Director a candidate identified by Oaktree within two business days thereafter; and
3.1.4to appoint Daniel Ninivaggi as Chair of the Nomination Committee (with effect from 10 March 2025 and for at least the term of this Agreement), with such other members of the Nomination Committee to be determined by the Board.
3.2The Company agrees that the maximum number of Directors (which shall include the Continuing Nominees) until the expiry of this Agreement shall be 7 Directors, provided that such maximum number shall be increased to 8 Directors upon the appointment of the additional external candidate to become a Non-Executive Director in accordance with Clause 3.1.3.
3.3The Parties acknowledge that the Continuing Nominees are required to retire from office at the 2025 AGM in accordance with article 77 of the Articles. The Company agrees that the Board will unanimously recommend to Shareholders, in the notice convening the 2025 AGM, that the
3#NUM_PAGES#

Continuing Nominees be re-appointed as Directors by Shareholders with effect from the conclusion of that meeting. The Company further agrees and undertakes to:
3.3.1recommend that Shareholders vote against any resolution put to Shareholders to remove either of the Continuing Nominees as Directors (it being acknowledged by Oaktree that the Company will not be obligated to recommend to Shareholders that the Continuing Nominees be re-appointed as Directors in the notice convening the 2026 AGM);
3.3.2not put to Shareholders, other than where obliged to do so pursuant to the Companies Act, any resolution to remove either of the Continuing Nominees as Directors; and
3.3.3not remove either of the Continuing Nominees as Directors pursuant to the operation of article 83(iii) of the Articles (or otherwise) other than on grounds of serious misconduct by resolution of the Directors acting reasonably and in good faith, in each case, during the term of this Agreement.
3.4Oaktree warrants and undertakes to the Company that:
3.4.1to the Oaktree Individuals’ Knowledge, neither of the Continuing Nominees is (a) an employee, officer, director, general partner, manager or other agent of or consultant to Oaktree or any of its Affiliates (Oaktree and each of its Affiliates, collectively, the “Oaktree Group”), or (b) a limited partner, member, or other investor in the Oaktree Group (unless such investment has been disclosed to the Company);
3.4.2it has not and will not, and no other member of the Oaktree Group (to the Oaktree Individuals’ Knowledge) has and Oaktree shall use reasonable endeavours to procure that no other member of the Oaktree Group will, for so long as the Continuing Nominees are Directors of the Company, directly or indirectly, make any payments or enter into any agreement, arrangement or understanding to compensate any Continuing Nominee in connection with his or her service as a Director of the Company (including as a member of any committee of the Board).
3.5The Continuing Nominees shall be entitled to be paid the equivalent fees for the performance of his duties as any other non-executive Director of the Company on the same terms and shall be entitled to have reimbursed any reasonable expenses, reasonably incurred, and be indemnified for liabilities incurred, in the performance of his duties as a non-executive Director of the Company on the same basis as any other non-executive Director of the Company (noting that Joe Ciaffoni will have separately documented arrangements in respect of his appointment as CEO of the Company following the 2025 AGM). The Continuing Nominees shall also be
4#NUM_PAGES#

entitled to be covered under the Company's D&O insurance policy on the same basis as any other Director of the Company.
4.DUTIES AND OBLIGATIONS RELATING TO THE CONTINUING NOMINEES
4.1The Parties acknowledge that each Continuing Nominee shall owe the same duties to the Company as are owed by the other Directors by reason of his or her appointment as a Director.
4.2Oaktree acknowledges and agrees that each Continuing Nominee owes the same duties to the Company as the other Directors and that Oaktree does not have any preferential right to receive any confidential information obtained by either Continuing Nominee in their capacity as a Director.
5.VOTING AND NON-DISPARAGEMENT
5.1Oaktree warrants to the Company that, as at the date of this Agreement, Oaktree manages 10,715, 891 Shares representing approximately 8.6 per cent. of the issued share capital of the Company which provides Oaktree with the ability to exercise or direct the exercise of 10,715,891 Voting Rights representing approximately 8.6 per cent. of the Voting Rights currently exercisable in the Company (the “Current Voting Rights”). Oaktree warrants that as at the date of this Agreement the Oaktree Group has no other Interests in Shares and is not able to exercise or direct the exercise of any Voting Rights other than the Current Voting Rights.
5.2Until the expiry of this Agreement, Oaktree undertakes to take all reasonable steps to exercise (or procure the exercise of) all of the Voting Rights in respect of which it has the right from time to time to exercise or direct their exercise on any Ordinary Course Resolution in accordance with the recommendation of the Board.
5.3Oaktree undertakes that until the expiry of this Agreement, in relation to each meeting of the Company’s Shareholders at which any resolution referred to in Clause 5.2 is to be considered, in respect of any such resolution it shall take all reasonable steps in relation to all Voting Rights in respect of which any member of the Oaktree Group has the right from time to time to exercise or direct their exercise to:
5.3.1instruct the registered holder to complete and return, or procure the completion and return of, relevant forms of proxy in respect of the exercise, in accordance with Clause 5.2, of all Voting Rights as are from time to time able to be exercised by it (or in respect of which it is able to procure the exercise) by not less than 2 (two) Business Days before the latest time for submission of proxies for the relevant meeting; and
5.3.2instruct the registered holder of the Shares to which such Voting Rights relate not to revoke or amend the proxy referred to in Clause 5.3.1 or submit new forms of proxy voting against any resolution referred to in Clause 5.2 or attend in person or by proxy
5#NUM_PAGES#

or appoint any corporate representative to attend at the relevant Shareholders meetings and vote on any resolution referred to in Clause 5.2 otherwise than in accordance with the Board’s recommendation.
5.4Until the expiry of this Agreement, Oaktree shall not, through the exercise of its Voting Rights or otherwise, and shall take reasonable steps to procure that no member of the Oaktree Group shall, through the exercise of any Voting Rights or otherwise (including as provided in Clause 5.5), and shall use all reasonable endeavours to procure that the registered holder of any Shares in respect of which any member of the Oaktree Group is entitled to direct the exercise of Voting Rights shall not exercise such Voting Rights in order to:
5.4.1remove or publicly propose the removal of any Director;
5.4.2put forward (or procure that another person puts forward) a resolution, an item on the agenda, or an amendment to a resolution or an agenda item at a general meeting of the Company;
5.4.3propose a resolution or include a matter on the agenda to be dealt with at the 2025 AGM pursuant to section 338 or 338A of the Companies Act, respectively;
5.4.4nominate any person to serve as a Director pursuant to article 81(iii) of the Articles;
5.4.5require the Board to call a general meeting of the Company pursuant to section 303(1) of the Companies Act;
5.4.6call a general meeting of the Company at the Company’s expense pursuant to section 305 of the Companies Act;
5.4.7require circulation of a statement relating to a proposed resolution or any other business to be dealt with at the Company’s general meeting pursuant to section 314 of the Companies Act; or
5.4.8make any public proposal to: (i) change the Board or management of the Company; (ii) change the capitalisation or capital allocation programs and practices of the Company; or (iii) change the Company’s business or corporate structure.
5.5Oaktree shall not, and shall take reasonable steps to procure that no member of the Oaktree Group shall, solicit or knowingly urge, publicly or privately, any Shareholder or person entitled to direct the exercise of Voting Rights, to exercise their Voting Rights or otherwise until the expiry of this Agreement:
5.5.1to vote against the recommendation of the Board on any Ordinary Course Resolution; or
5.5.2to take any action referred to in Clause 5.4.
6#NUM_PAGES#

5.6Each Party agrees that, until the expiry of this Agreement, it shall, and shall take reasonable steps to procure that its Affiliates and its and their principals, directors, general partners and officers shall, refrain from making or causing to be made publicly or privately, or soliciting or knowingly urging any other person to make or cause to be made publicly, any statement or announcement that:
5.6.1constitutes an ad hominem attack on; or
5.6.2otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, the other Party or any of its Affiliates, or any of their current or former officers, directors or key employees, in each case including:
(i)in any press release or other publicly available format (including social media); or
(ii)to any journalist or member of the media (including in a television, radio, newspaper or magazine interview), provided that none of the foregoing shall apply to:
(iii)restrict the ability of such persons to comply with Applicable Law, or respond to a lawful and valid request for information from any regulatory or governmental authority with jurisdiction over such persons or enforce their rights hereunder;
(iv)any private communications among the Oaktree Group and its Affiliates and/or their respective professional advisors;
(v)any private communications among the Company and its Affiliates and/or their respective professional advisors; or
(vi)any private communications among any of the persons listed in (iv) and (v).
5.7Oaktree shall, and shall procure that each member of the Oaktree Group shall, refrain from bringing or supporting, or causing to be brought or supported until the expiry of this Agreement:
5.7.1any legal claim or action against the Company or any of its Directors, officers or key employees, any of the Company’s Affiliates or any of its directors, officers or key employees; or
5.7.2any derivative action against any Director or director of any of the Company’s Affiliates,
5.7.3other than a claim against the Company for breach of this Agreement.
5.8The Company shall, and shall procure that the Company’s Affiliates and the Company’s and their directors, officers and key employees shall, refrain from bringing or supporting, or causing to be brought or supported
7#NUM_PAGES#

until the expiry of this Agreement any legal claim or action against any member of the Oaktree Group or any of its directors, officers, general partners, managers or key employees, other than a claim against Oaktree for breach of this Agreement.
5.9Oaktree acknowledges that the Company is subject to applicable obligations under the UK Listing Rules, UK MAR, the DTRs, the FSMA, the Financial Services Act 2012, the Nasdaq Listing Rules, Regulation FD, applicable US securities laws and any applicable laws and regulations in light of the Company’s status as an SEC registrant, its primary listing on the Nasdaq Global Select Market and its secondary listing on the London Stock exchange.
6.TERM
6.1This Agreement shall terminate with immediate effect on 31 December 2025 unless terminated earlier, or extended, by the agreement of the Parties in writing.
6.2Oaktree may terminate this Agreement with immediate effect by notice to the Company if the Company fails to:
6.2.1release the Announcement by the time and date specified in, and in accordance with Clause 2.1;
6.2.2comply with the provisions set forth in Clause 3.1.3;
6.2.3appoint Daniel Ninivaggi as Chair of the Nomination Committee by the date specified in Clause 3.1.4; and
6.2.4continue to retain the services of Joe Ciaffoni as the Company’s Chief Executive Officer effective following the 2025 AGM.
6.3Termination of this Agreement pursuant to this Clause 6 shall be without prejudice to any breach of this Agreement by either Party prior to the date of termination.
6.4Clauses 1, 6, 7, 8 and 9 shall survive the termination of this Agreement.
7.NOTICES
7.1Requirements for notices
A notice (including any approval, consent or other communication) given in connection with this Agreement and the documents referred to in it must be in writing in the English language and must be given by one or more of the following methods:
7.1.1by hand (including by courier or process server) to the address of the addressee; or
7.1.2by email to the email address of the addressee,
8#NUM_PAGES#

being the address or email address which is specified in Clause 7.2 in relation to the Party or Parties to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or email address, or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given to all of the other Parties in accordance with this Clause.
7.2Parties’ contact details
The relevant address, email address and specified details for each of the Parties at the date of this Agreement are as follows:
Company
Address: 234 Bath Road, Slough, Berkshire SL1 4EE United Kingdom
Email address(es): jeff.burris@indivior.com; legal@indivior.com
For the attention of: Jeff Burris
With copy to:
By post: Freshfields LLP, 100 Bishopsgate, London, United Kingdom, EC2P 2SR, for the attention of: Oliver Lazenby / Ziyad Nassif
By email: oliver.lazenby@freshfields.com; ziyad.nassif@freshfields.com
Oaktree
Address:
Email address(es): awest@oaktreecapital.com
For the attention of: Andrew West
With a copy to: Olshan Frome Wolosky LLP,
By post: 1325 Avenue of the Americas, New York, NY 10019, United States
By email: SWolosky@olshanlaw.com, KMantel@olshanlaw.com
With a copy to: White & Case LLP
By post: 5 Old Broad St, London EC2N 1DW, United Kingdom, for the attention of Tom Matthews / Alex Woodfield
By email: tom.matthews@whitecase.com, alex.woodfield@whitecase.com
7.3Deemed receipt
Unless it is proved that it was received earlier and subject to Clause 7.4 below, a notice is deemed to be received:
9#NUM_PAGES#

7.3.1in the case of a notice given by hand (including by courier or process server), at the time when the notice is left at the relevant address; or
7.3.2in the case of a notice given by email, at the time of transmission of the email (provided that no automated delivery message shall have been received by the sender of the notice).
7.4A notice received or deemed to be received in accordance with Clause 7.3 on a day which is not a Business Day, or after 5pm (EST) on any Business Day, shall be deemed to be received on the next following Business Day.
8.ENTIRE AGREEMENT
8.1Each Party agrees on behalf of itself and its Affiliates that this Agreement:
8.1.1constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties in relation to its subject matter; and
8.1.2to the extent permitted by law, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.
8.2Each Party agrees that this Agreement is made on the basis that neither Party has been induced to enter into this Agreement by, nor has relied on, any statement, representation, warranty, assurance, covenant, indemnity, undertaking or commitment (“Representation”) which is not expressly set out in this Agreement.
8.3Each Party agrees that its only right of action in relation to any innocent or negligent Representation set out in this Agreement or given in connection with this Agreement shall be for breach of contract. All other rights and remedies in relation to any such Representation (including those in tort or arising under statute) are excluded.
9.MISCELLANEOUS
9.1Announcements
9.1.1Subject to Clauses 2 and 9.1.2, no Party shall release any stock market announcement, make any press release or despatch any announcement or circular, relating to this Agreement.
9.1.2Nothing in Clause 9.1.1 shall prohibit any Party from making any announcement or publicly available filing or despatching any circular as required by Applicable Law.
9.2Assignment
No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or sub contract or delegate in
10#NUM_PAGES#

any manner whatsoever its performance under this Agreement and any such purported dealing in contravention of this Clause 9.2 shall be ineffective.
9.3Legal relationship
Nothing in this Agreement or in any matter or any arrangement contemplated by it is intended to constitute a partnership, association, joint venture, fiduciary relationship or other co-operative entity between the Parties for any purpose whatsoever. Except as expressly provided in this Agreement, neither Party has any power or authority to bind the other Party or impose any obligations on it and neither Party shall purport to do so or hold itself out as capable of doing so.
9.4Third Party rights
No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party.
9.5Variation and waiver
9.5.1No variation of this Agreement shall be effective unless it is in writing (which for this purpose, does not include email) and signed by, or on behalf of, each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.
9.5.2No waiver of any right or remedy provided by this Agreement or by law shall be effective unless it is in writing (which for this purpose, does not include email) and signed by, or on behalf of, the Party granting it.
9.5.3The failure to exercise, or delay in exercising, any right or remedy provided by this Agreement or by law does not:
(A)constitute a waiver of that right or remedy;
(B)restrict any further exercise of that right or remedy; or
(C)affect any other rights or remedies.
9.5.4A single or partial exercise of any right or remedy does not prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.
9.6Counterparts
This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument.
11#NUM_PAGES#

9.7Costs
Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it; provided, however, that the Company shall reimburse Oaktree an amount not to exceed the amount that the Parties have agreed on for reasonable and documented out-of-pocket expenses incurred by Oaktree in connection with its engagement with the Company, and the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.
9.8Severance
9.8.1If any provision or part of any provision of this Agreement is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, such invalidity or unenforceability shall not affect:
(A)the validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(B)the validity or enforceability under the law of any other jurisdiction of that provision or of any other provision of this Agreement.
9.8.2If any provision of this Agreement is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, but would be valid and enforceable if some part of the provision were deleted, the provision in question shall apply in respect of such jurisdiction with such deletion as may be necessary to make it valid and enforceable.
9.9Equitable remedies
Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone may not be an adequate remedy for any breach of the provisions of this Agreement. The remedies of injunction and specific performance as well as any other equitable relief for any threatened or actual breach of the provisions of this Agreement may be more appropriate remedies.
10.GOVERNING LAW AND JURISDICTION
10.1This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.
10.2Each Party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence,
12#NUM_PAGES#

negotiation, validity, termination or enforceability (including non-contractual disputes or claims).
10.3Each Party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.
10.4
13#NUM_PAGES#

Schedule 1ANNOUNCEMENT
Indivior Announces Further Changes to Board of Directors

Richmond, VA, March 4, 2025 - Indivior PLC (NASDAQ / LSE: INDV) ("Indivior" or the "Company") today announced that, further to the announcement on December 17, 2024 of certain Director arrangements agreed with Oaktree Capital Management L.P. ("Oaktree"), which advises certain funds that own ordinary shares of Indivior, the announcement on January 28, 2025 of the appointment of Dr. David Wheadon as Chair of the Company, the announcement on February 3, 2025 of the appointment of Daniel Ninivaggi as an Independent Non-Executive Director of the Company, and the announcement on February 27, 2025 of the appointment of Joe Ciaffoni as Chief Executive Officer of the Company, and following further discussions with Oaktree, the Company has agreed to make certain further changes to its Board of Directors (the "Board"):

•The Company will reduce the size of its Board to seven directors as of the 2025 Annual General Meeting (“AGM”), each of whom will stand for re-election at the upcoming AGM;
•Consistent with the Company’s switch to a US primary listing in 2024, Peter Bains and Jo LeCouilliard have decided not to stand for re-election at the AGM;
•Robert Schriesheim has stepped down as an Independent Non-Executive Director effective from March 2, 2025;
•The Company will commence a search for one new Independent Non-Executive Director, the identity of whom shall be subject to Oaktree’s approval, and whose appointment shall be confirmed by July 1, 2025, failing which Oaktree will have the ability to nominate a further Non-Executive Director to the Board. This will bring the number of directors to eight after the AGM;
•Daniel Ninivaggi will be appointed Chair of the Nomination Committee, effective March 10, 2025;
•Barbara Ryan will succeed Jo LeCouilliard as Chair of the Compensation Committee, effective from the end of the AGM; and
•The Company’s Operational Committee will be discontinued.

Dr David Wheadon, Chair said, “Peter Bains, Jo LeCouilliard and Rob Schriesheim have been unswerving in their support of bringing needed therapeutic interventions to patients suffering from Opioid Use Disorder. I sincerely thank them for the service they have given to Indivior”.

In connection with these changes, Indivior and Oaktree have entered into an amended and restated Relationship Agreement, which contains, among other items, customary obligations and undertakings of mutual support.

 About Indivior
Indivior is a global pharmaceutical company working to help change patients' lives by developing medicines to treat substance use disorders (SUD). Our vision is that all patients around the world will have access to evidence-based treatment for the chronic conditions and co-occurring disorders of SUD. Indivior is dedicated to transforming SUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to expand on its heritage in this category. Headquartered in the United States in Richmond, VA, Indivior employs over 1,000 individuals globally and its portfolio of products is available in over 30 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

Investor Enquiries:

Jason Thompson
VP, Investor Relations
Indivior PLC
+1 804 402 7123
jason.thompson@indivior.com

14#NUM_PAGES#

Tim Owens
Director, Investor Relations Indivior PLC
+1 804 263 3978
timothy.owens@indivior.com

Media Enquiries:

For Indivior:

Jonathan Sibun
Teneo
+44 (0)20 7353 4200
Indivior@teneo.com

U.S. Media Inquiries

+1 804 594 0836
Indiviormediacontacts@indivior.com

For Oaktree:

John Christiansen / Monique Sidhom / Suzanne Byowitz
FGS Global
Oaktree@fgsglobal.com

15#NUM_PAGES#

Schedule 2
SCHEDULE 13D/A
16#NUM_PAGES#

Schedule 3
DEFINITIONS AND INTERPRETATION
1.DEFINITIONS
Each of the following words and expressions has the following meanings unless expressly stated otherwise:
“2025 AGM” the Annual General Meeting of the Company required to be held in respect of the period following its accounting reference date of 31 December 2024;
“2026 AGM” the Annual General Meeting of the Company required to be held in respect of the period following its accounting reference date of 31 December 2025;
“Affiliate” means in relation to any person:
(a)its subsidiaries, any holding company and any subsidiary of that holding company;
(b)any person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person;
(c)any investment manager or investment advisor of the person and such investment manager’s subsidiaries and holding companies, any entity managed or advised by that investment manager or investment advisor and any other person that is managed or advised by the person in its capacity as investment manager or investment advisor; and
(d)its managed investment funds,
(e)provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees, directors or principals serves as a member of its board of directors or similar governing body; provided, further, that with respect to Oaktree, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any member of the Oaktree Group;
“Announcement” has the meaning given to it in Clause 2.1;
“Annual General Meeting” means any annual general meeting of the Company required to be held in accordance with section 336 of the Companies Act;
“Applicable Law” means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction

(including the City Code on Takeovers and Mergers), all judgments, orders, notices, instructions, decisions and awards of any court or competent authority (including the Takeover Panel) or tribunal exercising statutory or delegated powers and all codes of practice having force of law, statutory guidance and policy notes, in each case to the extent applicable to the Parties or any of them;
“Articles” means the articles of association of the Company;
“Board” means the board of Directors from time to time;
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and London;
“Companies Act” means the Companies Act 2006;
“Continuing Nominees” has the meaning given to it in Clause 3.1.1;
“control” means in relation to a body corporate (“company A”), the power of a person (“P”) to secure:
(a)by means of the holding of shares or the possession of voting power in relation to that or any other body corporate; or
(b)as a result of any powers conferred by the articles of association or other document regulating that or any other body corporate, that the affairs of company A are conducted in accordance with P’s wishes;
and “controlled” and “controlling” shall be construed accordingly;
“Current Voting Rights” has the meaning given to it in Clause 5.1;
“Director” means a director of the Company;
“DTRs” means the Disclosure Guidance and Transparency Rules of the FCA;
“FCA” means the Financial Conduct Authority of the United Kingdom;

“FSMA” means the Financial Services and Markets Act 2000;
“Group” means the Company and its subsidiary undertakings from time to time and a “member of the Group” means any one of them;
“Interest” means, in relation to Shares, any interest in Shares including by way of ownership, the right to exercise or direct the exercise of the Voting Rights attaching to Shares, any agreement to purchase, option or derivative giving the right to acquire or call for delivery of Shares or which obliges the holder to take delivery of Shares, and any derivative whose value is determined by reference to the price of Shares and which results or may result in the holder having a long position in Shares;
“Nasdaq Listing Rules” means the rules of the Nasdaq Stock Market;
    18#NUM_PAGES#

“Nomination Committee” means the nomination committee of the Board;
“Oaktree Group” has the meaning given to it in Clause 3.5.1;
“Oaktree Individuals’ Knowledge” means the actual knowledge of each of Steven Tesoriere and Andrew West, including the knowledge that each would obtain after due and careful inquiry;
“Operational Committee” means the operational committee of the Board;
“Ordinary Course Resolution” means a resolution of the Company proposed by the Board at an Annual General Meeting of the Company in relation to:
(c)receiving and adopting the Directors’ report;
(d)the annual retirement and re-election of any Director in accordance with article 78 of the Articles;
(e)appointing or re-appointing the Company’s auditors and/or registered public accounting firm;
(f)authorising the audit committee of the Company to determine the remuneration of the Company’s auditors;
(g)authorising the allotment of shares in the Company in accordance with section 551 of the Companies Act, subject to such authority being in accordance with market practice (including any Investment Association guidelines) as at the proposed date for such resolution for companies incorporated in England and Wales that are listed on the Official List and that are traded on the London Stock Exchange’s main market for listed securities;
(h)authorising the Directors to allot equity securities for cash pursuant to section 570 of the Companies Act, subject to the maximum level of disapplication being over (i) 5% of the Company’s issued share capital for use on an unrestricted basis; and (ii) an additional authority over a further 5% of the Company’s issued share capital for use in connection with an acquisition or specified capital investment announced at the same time as the issue, or which has taken place in the six month period preceding the announcement of the issue;
(i)authorising the Company for the purposes of section 693 of the Companies Act to make market purchases of its Shares;
(j)payment of a final or interim cash dividend; or
(k)authorising the Company to call a general meeting of the Company other than an Annual General Meeting on not less than 14 clear days’ notice;
“Regulation FD” means Regulation Fair Disclosure rules of the SEC.
    19#NUM_PAGES#

“Representation” has the meaning given to it in Clause 8.2;
“Schedule 13D/A” has the meaning given to it in Clause 2.2;
“SEC” means the United States Securities and Exchange Commission;
“Securities Act” means the Securities Act of 1933 (as amended);
“Shareholder” means a holder of Shares;
“Shares” means the ordinary shares of the Company;
“UK Listing Rules” means the Listing Rules of the FCA made under Part 6 of the FSMA as modified from time to time and “UK Listing Rule” or “UKLR” means any one of them;
“UK MAR” means assimilated Regulation EU No 596/2014 as it forms part of the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018); and
“Voting Rights” means the rights attaching to Shares or any other securities issued by the Company to vote at general meetings of the Company on all, or substantially all, matters and any direct or indirect rights to control the exercise of such voting rights.
2.INTERPRETATION
2.1Statutory references
A reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, modified, incorporated or reproduced and to any enactment, statutory provision or subordinate legislation that from time to time (with or without modifications) re-enacts, replaces, consolidates, incorporates or reproduces it.
2.2References to the singular etc.
Save where the context otherwise requires, the singular includes the plural and vice versa and reference to any gender includes a reference to all other genders.
2.3Headings
Save where the context otherwise requires, headings and the use of bold typeface shall be ignored.
2.4Defined terms
In this Agreement, words and expressions defined in the Acts shall bear the same meaning as in the Acts unless expressly provided otherwise.
    20#NUM_PAGES#

2.5References to a person
Save where the context otherwise requires, a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators.
2.6Writing
Save where the context otherwise requires, references to writing shall include any typewriting, printing, lithography, photography and any other modes of representing or reproducing words in a legible and non-transitory form and documents and information sent or supplied in electronic form are “in writing” for the purpose of this Agreement;
2.7References to agreements
Save where the context otherwise requires, references in this Agreement to any other agreement or other instrument (other than an enactment or statutory provision) shall be deemed to be references to such agreement or instrument as from time to time amended, varied, supplemented, substituted, novated or assigned.
2.8Meaning of includes and including “includes” and “including” shall be construed without limitation.

    21#NUM_PAGES#

This Agreement has been executed as a deed and is delivered on the date shown above

EXECUTED as a DEED by        )
INDIVIOR PLC acting by     )
)    Signature:     ………………………………………
)    Director

In the presence of:

Signature of witness:    ………………………………………

Name of witness:    ………………………………………

Address:    ………………………………………

    ………………………………………

Occupation:    ………………………………………

    22#NUM_PAGES#

EXECUTED as a DEED by OAKTREE VALUE OPPORTUNITIES FUND, L.P.
By:    Oaktree Value Opportunities Fund GP, L.P.
Its:    General Partner
By:    Oaktree Value Opportunities Fund GP Ltd.
Its:    General Partner
By:    Oaktree Capital Management, L.P.
Its:    Director

By: __________________________
Name: Andrew West
Title: Managing Director

By: __________________________
Name: Steve Tesoriere
Title: Managing Director and Co-Portfolio Manager

    23#NUM_PAGES#

EXECUTED as a DEED by OAKTREE LONDON LIQUID VALUE OPPORTUNITIES FUND (VOF), L.P.
By:    Oaktree London Liquid Value Opportunities Fund (VOF) GP, L.P.
Its:    General Partner
By:    Oaktree London Liquid Value Opportunities GP Ltd.
Its:    General Partner
By:    Oaktree Capital Management, L.P.
Its:    Director

By: __________________________
Name: Andrew West
Title: Managing Director

By: __________________________
Name: Steve Tesoriere
Title: Managing Director and Co-Portfolio Manager

    24#NUM_PAGES#

EXECUTED as a DEED by OAKTREE PHOENIX INVESTMENT FUND, L.P.
By:    Oaktree Phoenix Investment Fund GP, L.P.
Its:    General Partner
By:    Oaktree Phoenix Investment Fund GP Ltd.
Its:    General Partner
By:    Oaktree Capital Management, L.P.
Its:    Director

By: __________________________
Name: Andrew West
Title: Managing Director

By: __________________________
Name: Steve Tesoriere
Title: Managing Director and Co-Portfolio Manager

    25#NUM_PAGES#

EXECUTED as a DEED by BOSTON PATRIOT ARLINGTON ST LLC
By:    Oaktree Capital Management, L.P.
Its:    Investment Manager

By: __________________________
Name: Andrew West
Title: Managing Director

By: __________________________
Name: Steve Tesoriere
Title: Managing Director and Co-Portfolio Manager

    26#NUM_PAGES#